Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Julie Lorigan Senior Vice President, Investor and Media Relations (781) 741-7775

Melissa Jaffin/Jessica Liddell – Investor/Media Relations Berns Communications Group (212) 994-4660

TALBOTS REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS
-Significant Increase in Q4 Operating Income, Up $105 Million Year-Over-Year
-Gross Margin Improves 2070 Basis Points
-Continued Strong Cost Savings, SG&A Declines $42 Million
 -Completed Comprehensive Financing Transactions

-Company Provides Outlook for First Quarter and Full Year 2010

Hingham, MA, April 13, 2010 -- The Talbots, Inc. (NYSE:TLB) today reported improved results for the fourth quarter and fiscal year ended January 30, 2010.

Adjusted fourth quarter income from continuing operations increased to $7.4 million or $0.13 per diluted share, excluding special items, compared to last year’s adjusted loss from continuing operations of $123.4 million or $2.30 per share. Fourth quarter special items include:

•	Merger costs of $8.2 million or $0.15 per share;
•	Restructuring charges of $0.6 million or $0.01 per share.

On a reported (GAAP) basis, fourth quarter loss from continuing operations was $1.5 million or $0.03 per share, compared to last year’s  loss from continuing operations of $131.3 million or $2.45 per share.

“We delivered a strong fourth quarter, capping off a successful year of tremendous change and innovation. Our strategic transformation – re-energizing our brand, modernizing our merchandise, streamlining our organization and improving our business processes – firmly positions us for future growth and profitability,” said Trudy F. Sullivan, Talbots President and Chief Executive Officer.

“With the completion of the BPW merger and related transactions, we now have a very strong balance sheet and capital structure, so we can focus our energy on deepening our relationship with our customers and maximizing value for all of our stakeholders.”

Fourth Quarter 2009 Operating Results:

•
Adjusted operating income, excluding special items, was $13.3 million, an increase of $106.2 million compared to prior year’s adjusted operating loss.  On a reported (GAAP) basis, operating income was $4.5 million, an increase of $105.3 million compared to prior year’s operating loss.

•	Total sales from continuing operations decreased 3.7% to $315.9 million, compared to $327.9 million last year. Markdown selling declined 21% and full-price selling increased 10%.

•	Comparable store sales declined 7.2% in the quarter, with January comps up high single digits. Store sales were $261.2 million versus $278.7 million last year.

•	Direct marketing sales, including catalog and Internet, were $54.7, an 11% increase compared to last year’s $49.2 million, reflecting strong customer demand, better fulfillment and lower return rates.

•
Cost of sales, buying and occupancy as a percent of net sales improved 2,070 basis points compared to last year. This improvement was due primarily to a substantial increase in pure merchandise margin of 1,900 basis points, resulting from strong IMU, improved full-price selling and a decrease in buying and occupancy costs of 170 basis points.

•	SG&A expense as a percent of net sales decreased 1,180 basis points, reflecting a $42.4 million or 30% decline in SG&A expenses over the prior year.

•	Total inventory decreased 30.9% to $142.7 million, compared to $206.6 million at the end of fiscal 2008.

Full Year 2009 Operating Results:

Adjusted full year loss from continuing operations was $5.5 million or $0.10 per share, excluding special items, compared to last year’s adjusted loss from continuing operations of $118.9 million or $2.25 per share. Full year 2009 special items include:

•	Restructuring charges of $10.3 million or $0.19 per share;
•	Merger costs of $8.2 million or $0.15 per share;
•	Impairment of store assets of $1.4 million or $0.03 per share.

On a reported (GAAP) basis, fiscal year 2009 loss from continuing operations was $25.3 million or $0.47 per share, compared to last year’s loss from continuing operations of $139.5 million or $2.63 per share.

•
Adjusted operating income, excluding special items, was $11.2 million, an increase of $88.9 million compared to the prior year’s adjusted operating loss.  On a reported (GAAP) basis, operating loss was $8.7 million, an increase of $89.7 million compared to the prior year’s operating loss.

•
Total net sales from continuing operations were $1,235.6 million for the fifty-two week period, compared to $1,495.2 million last year.  Store sales were $1,027.9 million compared to $1,261.6 million last year. Comparable store sales declined 19.3% for the fifty-two week period.

•	Direct marketing sales, including catalog and Internet, declined 11% to $207.7 million, compared to $233.6 million last year.

•
Cost of sales, buying and occupancy as a percent of net sales declined 370 basis points compared to last year, due primarily to a substantial increase in pure merchandise margin of 630 basis points, resulting from strong IMU and improved full-price selling. This improvement is offset by a 260 basis point increase in occupancy and buying costs due to the negative leverage from the decline in sales.

•
Expenses declined $147 million as part of our $150 million cost reduction program, which included a $120 million or 23% decline in SG&A expenses and a $27 million expense savings in buying and occupancy compared to the prior year.

Completion of Comprehensive Financing Solution

On April 7, 2010, the Company announced the successful closing and completion of the BPW acquisition and the related transactions to delever its balance sheet and position it for future growth, including: (i) the repurchase of approximately 29.9 million shares held by Talbots former majority stockholder, Aeon (U.S.A.), Inc.; (ii) the repayment of all outstanding debt to Aeon totaling approximately $486.5 million plus accrued interest and other costs; and (iii) a new up to $200 million senior secured revolving credit facility arranged by GE Capital Markets and agented by GE Capital, Corporate Retail Finance.

Outlook

For the full year 2010, the Company anticipates a top-line sales increase in the range of approximately 3% to 5% compared to the prior year period. Adjusted operating income, excluding restructuring, impairment and merger costs, is anticipated to be in the range of approximately 5% to 6% of sales. These anticipated results compared to fiscal 2009 sales of $1,235.6 million and adjusted operating income of $11.2 million, or 0.9% of sales.

For the first quarter 2010, the Company anticipates a top line sales increase in the range of 4% to 5% compared to the prior year period. Adjusted operating income, excluding restructuring, impairment and merger costs, is anticipated to be in the range of approximately 4.5% to 6% of sales. These anticipated results compare to first quarter fiscal 2009 sales of $306.2 million and an adjusted operating loss of $15.8 million, or (5.2%) of sales.

The above outlook is based on the Company’s current internal assumptions and estimates, is subject to its accompanying forward-looking statement and is not a guarantee of future performance.

Conference Call Details

As previously announced, Talbots will host a conference call today April 13, 2010, at 10:00 a.m. local time to discuss fourth quarter and fiscal 2009 results. To listen to the live call, please dial 866-336-2423, passcode “TLB” or log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months.  In addition, an audio replay of the call will be available shortly after its conclusion and archived through April 15, 2010.  This archived call may be accessed by dialing (800) 642-1687; passcode 67487680.

The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of fiscal 2009, the Company operated 580 Talbots brand stores in 46 states, the District of Columbia, and Canada. Talbots brand on-line shopping site is located at www.talbots.com.

Cautionary Statement and Certain Risk Factors to Consider

In addition to the information set forth in this press release, you should carefully consider the risk factors and risks and uncertainties included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as in this press release below.

This press release contains forward-looking information with the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “potential,” or similar statements or variations of such terms. All of the information concerning our outlook, future liquidity, future financial performance and results, future credit facilities and availability, future cash flows and cash needs, and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information. Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve substantial risks and uncertainty, including assumptions and projections concerning our liquidity, internal plan, regular-price and markdown selling, operating cash flows, and credit availability for all forward periods. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the following risks and uncertainties:

•
the continuing material impact of the deterioration in the U.S. economic environment on our business, continuing operations, liquidity, financing plans and financial results, including substantial negative impact on consumer discretionary spending and consumer confidence, substantial loss of household wealth and savings, the disruption and significant tightening in the U.S. credit and lending markets, and potential long-term unemployment levels;

•
satisfaction of all borrowing conditions under our credit facilities including accuracy of all representations and warranties, no events of default, absence of material adverse effect or change, and all other borrowing conditions;

•	any lack of sufficiency of available cash flows and other internal cash resources to satisfy all future operating needs and other cash requirements;

•
ability to access on satisfactory terms, or at all, adequate financing and sources of liquidity necessary to fund our business and continuing operations and to obtain further increases in our credit facilities as may be needed from time to time;

•	the success and customer acceptance of our new merchandise offerings ;

•
risks associated with our appointment of an exclusive global merchandise buying agent, the anticipated benefits and cost savings from this arrangement may not be realized or may take longer to realize than expected and the risk that upon any cessation of the relationship, for any reason, we would be unable to successfully transition to an internal or other external sourcing function;

•
ability to continue to purchase merchandise on open account purchase terms at existing or future expected levels and with acceptable payment terms and the risk that suppliers could require earlier or immediate payment or other security due to any payment concerns;

•	risks and uncertainties in connection with any need to source merchandise from alternate vendors;

•	any disruption in our supply of merchandise;

•	ability to successfully execute, fund, and achieve supply chain initiatives, anticipated lower inventory levels, cost reductions, and other initiatives;

•
the risk that anticipated benefits from the sale of the J. Jill brand business may not be realized or may take longer to realize than expected, and the risk that estimated or anticipated costs, charges and liabilities to settle and complete the transition and exit from and disposal of the J. Jill brand business, including both retained obligations and contingent risk for assigned obligations, may materially differ from or be materially greater than anticipated;

•	future store closings and success of and necessary funding for closing underperforming stores;

•	ability to reduce spending as needed;

•	ability to achieve our 2010 financial plan for operating results, working capital and cash flows;

•	any negative publicity concerning the specialty retail business in general or our business in particular;

•	ability to accurately estimate and forecast future regular-price and markdown selling, operating cash flows and other future financial results and financial position;

•	risk of impairment of goodwill and other intangible and long-lived assets;

•	the impact of the deterioration in investment return and net asset values in the capital markets and the impact on increased expense and funding for pension and other postretirement obligations; and

•
risks and uncertainties associated with the outcome of litigation, claims and proceedings and risk that actual liabilities, assessments and financial or business impact will exceed any estimated, accrued or expected amounts or outcomes.

All of our forward-looking statements are as of the date of this press release only. In each case, actual results may differ materially from such forward-looking information. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this press release or included in our periodic reports filed with the Securities and Exchange Commission could materially and adversely affect our continuing operations and our future financial results, cash flows, prospects, and liquidity. Except as required by law, the Company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances affecting such forward-looking statements occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release.

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THE TALBOTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Amounts in thousands except per share data

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009

Net Sales	$315,925	$327,912	$1,235,632	$1,495,170

Costs and Expenses
Cost of sales, buying and occupancy	204,292	280,068	821,278	1,049,785
Selling, general and administrative	98,285	140,692	403,204	523,136
Restructuring charges	613	7,645	10,273	17,793
Merger costs	8,216	-	8,216	-
Impairment of store assets	-	269	1,351	2,845

Operating Income (Loss)	4,519	(100,762)	(8,690)	(98,389)

Interest
Interest expense	6,558	5,083	28,394	20,589
Interest income	18	53	271	299

Interest Expense - net	6,540	5,030	28,123	20,290

Loss Before Taxes	(2,021)	(105,792)	(36,813)	(118,679)

Income Tax (Benefit) Expense	(548)	25,521	(11,505)	20,842

Loss from Continuing Operations	(1,473)	(131,313)	(25,308)	(139,521)

Income (Loss) from Discontinued Operations	5,563	(230,220)	(4,104)	(416,138)

Net Income (Loss)	$4,090	$(361,533)	$(29,412)	$(555,659)

Basic Net Income (Loss) Per Share:
Continuing Operations	$(0.03)	$(2.45)	$(0.47)	$(2.63)
Discontinued Operations	0.10	(4.30)	(0.08)	(7.78)
Net Income (Loss)	$0.07	$(6.75)	$(0.55)	$(10.41)

Diluted Net Income (Loss) Per Share:
Continuing Operations	$(0.03)	$(2.45)	$(0.47)	$(2.63)
Discontinued Operations	0.10	(4.30)	(0.08)	(7.78)
Net Income (Loss)	$0.07	$(6.75)	$(0.55)	$(10.41)

Weighted Average Number of Shares of
Common Stock Outstanding:

Basic	53,884	53,512	53,797	53,436

Diluted	54,497	53,512	53,797	53,436

Cash Dividends Paid Per Share	$-	$0.13	$-	$0.52

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Amounts in thousands

	January 30,	January 31,
	2010	2009

Cash and cash equivalents	$112,775	$16,718
Customer accounts receivable - net	163,587	169,406
Merchandise inventories	142,696	206,593
Other current assets	57,789	67,094
Assets held for sale - current	-	109,966
Total current assets	476,847	569,777

Property and equipment - net	220,404	277,363
Goodwill	35,513	35,513
Trademarks	75,884	75,884
Other assets	17,170	12,756

TOTAL ASSETS	$825,818	$971,293

Accounts payable	$104,118	$122,034
Accrued liabilities	148,177	148,356
Current portion of related party debt	486,494	-
Notes payable to banks	-	148,500
Current portion of long-term debt	-	70,377
Liabilities held for sale - current	-	94,190
Total current liabilities	738,789	583,457

Related party debt less current portion	-	20,000
Long-term debt less current portion	-	238,000
Deferred rent under lease commitments	111,137	115,282
Deferred income taxes	28,456	28,456
Other liabilities	133,072	164,195
Stockholders' deficit	(185,636)	(178,097)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$825,818	$971,293

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Amounts in thousands

	Year Ended
	January 30,	January 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(29,412)	$(555,659)
Loss from discontinued operations, net of tax	(4,104)	(416,138)
Net loss from continuing operations	(25,308)	(139,521)
Depreciation and amortization	74,309	84,526
Impairment of store assets	1,351	2,845
Deferred and other items	(14,694)	53,536
Changes in:
Customer accounts receivable	5,950	41,156
Merchandise inventories	64,311	41,325
Accounts payable	(17,275)	(20,898)
Accrued liabilities	(14,016)	(3,665)
All other working capital	6,559	(43,044)
	81,187	16,260

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(20,980)	(44,698)
Proceeds from disposal of property and equipment	61	2,555
	(20,919)	(42,143)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party borrowings	475,000	20,000
Payments on related party borrowings	(8,506)	-
Payments on long-term borrowings	(308,351)	(80,502)
Gross payments on working capital notes payable	(156,500)	(15,000)
Gross proceeds from working capital notes payable	8,000	57,000
Proceeds from working capital notes payable, net	-	106,500
Payment of debt issuance costs	(4,760)	(866)
Proceeds from options exercised	-	888
Purchase of treasury stock	(556)	(1,505)
Cash dividends	-	(28,752)
	4,327	57,763

EFFECT OF EXCHANGE RATE CHANGES ON CASH	503	(464)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Operating activities	(34,110)	(20,119)
Investing activities	63,827	(18,684)
Effect of exchange rate changes on cash	23	(154)
	29,740	(38,957)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	94,838	(7,541)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	16,551	24,280
DECREASE (INCREASE) IN CASH AND CASH EQUIVALENTS OF
DISCONTINUED OPERATIONS	1,386	(188)
CASH AND CASH EQUIVALENTS, END OF PERIOD	$112,775	$16,551

SEC Regulation G

THE TALBOTS, INC. AND SUBSIDIARIES

Reconciliation of GAAP loss from continuing operations to non-GAAP income (loss) from continuing operations (unaudited)
Amounts in thousands except per share amounts

	For the 13 weeks ended January 30, 2010		For the 13 weeks ended January 31, 2009

Loss from Continuing Operations	$(1,473)	$(0.03)	$(131,313)	$(2.45)
Restructuring charges	613	0.01	7,645	0.14
Merger costs	8,216	0.15	-	-
Impairment of store assets	-	-	269	0.01
Income (Loss) from Continuing Operations before restructuring,
merger costs and impairment charges	$7,356	$0.13	$(123,399)	$(2.30)

	For the 52 weeks ended January 30, 2010		For the 52 weeks ended January 31, 2009

Loss from Continuing Operations	$(25,308)	$(0.47)	$(139,521)	$(2.63)
Restructuring charges	10,273	0.19	17,793	0.33
Merger costs	8,216	0.15	-	-
Impairment of store assets	1,351	0.03	2,845	0.05
Income (Loss) from Continuing Operations before restructuring,
merger costs and impairment charges	$(5,468)	$(0.10)	$(118,883)	$(2.25)

Reconciliation of GAAP operating (loss) income to non-GAAP operating (loss) income (unaudited)
Amounts in thousands except pre-tax per share amounts

	For the 13 weeks ended January 30, 2010		For the 13 weeks ended January 31, 2009

Operating Income (Loss)	$4,519	$0.08	$(100,762)	$(1.88)
Restructuring charges	613	0.01	7,645	0.14
Merger costs	8,216	0.15	-	-
Impairment of store assets	-	-	269	0.01
Operating Income (Loss), excluding restructuring,
merger costs and impairment charges	$13,348	$0.24	$(92,848)	$(1.73)

	For the 52 weeks ended January 30, 2010		For the 52 weeks ended January 31, 2009

Operating Loss	$(8,690)	$(0.16)	$(98,389)	$(1.84)
Restructuring charges	10,273	0.19	17,793	0.33
Merger costs	8,216	0.15	-	-
Impairment of store assets	1,351	0.03	2,845	0.05
Operating Income (Loss), excluding restructuring,
merger costs and impairment charges	$11,150	$0.21	$(77,751)	$(1.46)

First quarter 2010 and full year 2010 Outlook, GAAP to non-GAAP reconciling information

The Company's outlook for the first quarter 2010 and full year 2010 excludes any impact of restructuring, impairment and merger costs.  Merger costs for the first quarter 2010 and full year 2010 are anticipated to be approximately $25.9 million and $29.4 million, respectively.  At this time, the Company cannot reasonably estimate the impact that restructuring charges or store impairment charges will have on income from continuing operations during these periods.

	For the 13 weeks ended May 2, 2009

Operating Loss	$(22,219)	$(0.41)
Restructuring charges	6,396	0.12
Merger costs	-	-
Impairment of store assets	19	-
Operating Loss, excluding restructuring,
merger costs and impairment charges	$(15,804)	$(0.29)